Exhibit 15.2

April 29, 2026

To:	GDS Holdings Limited
F4/F5, Building C, Sunland International,
No. 999 Zhouhai Road,
Pudong, Shanghai 200137
People’s Republic of China

Re: Annual Report on Form 20-F of GDS Holdings Limited

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to advise on PRC laws, regulations or rules effective on the date hereof.

We are acting as the PRC counsel to GDS Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “2025 Annual Report”).

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the People’s Republic of China”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in the Company’s 2025 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2025 Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood

King & Wood